Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes are presented to show the impact of the merger with BMB on our company’s historical financial positions and results of operations under the acquisition method of accounting. Under this method of accounting, the assets and liabilities of the company not surviving the merger are, as of the effective date of the merger, recorded at their respective fair values and added to those of the surviving corporation. The unaudited pro forma condensed combined financial information combines the historical financial information of Eagle and BMB at and for the nine months ended September 30, 2018, and for the year ended December 31, 2017. The unaudited pro forma combined condensed balance sheet as of September 30, 2018 assumes the merger was consummated on that date. The unaudited pro forma combined consolidated condensed statements of income give effect to the merger as if the merger had been consummated at the beginning of January 1, 2017, and carried forward through interim periods presented.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the actual results that would have occurred if the merger had been consummated during the period or as of the date of which the pro forma data are presented, nor is it necessarily indicative of future results. The pro forma data do not reflect any potential benefits from potential cost savings or synergies expected to be achieved following the merger. The pro forma fair values for assets and liabilities are subject to change as result of final valuation analyses and include no adjustments for evaluation of credit risk, principally related to loans. In addition, the pro forma data assumes no changes to the combined capitalization, such as increases in long-term debt or the repurchase of shares issued in connection with the merger.

The unaudited pro forma combined condensed financial information is based on and should be read in conjunction with the historical consolidated financial statements and the related notes of Eagle, which are incorporated in this document by reference.

Eagle and BMB
Unaudited Pro Forma Combined Condensed Balance Sheet

September 30, 2018

The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheet of Eagle and BMB assuming the companies had been combined as of September 30, 2018 on an acquisition accounting basis.

	Eagle Bancorp	Big Muddy	Pro Forma	Pro Forma
	Montana, Inc.	Bancorp, Inc.	Adjustments	Combined
	(In Thousands)
Cash and due from banks (a)	$7,889	$5,450	$(1,160)	$12,179
Interest bearing deposits in banks	1,079	985		2,064
Securities available-for-sale	148,935	2,586		151,521
Federal Home Loan Bank stock	4,617	263		4,880
Federal Reserve Bank stock	2,033	-		2,033
Investment in Eagle Bancorp Statutory Trust I	155	-		155
Mortgage loans held-for-sale	8,747	-		8,747
Loans receivable (b)	596,640	92,556	(2,314)	686,882
Allowance for loan losses (c)	(6,350)	(758)	758	(6,350)
Net loans	590,290	91,798	(1,556)	680,532
Accrued interest and dividends receivable	3,890	1,440		5,330
Mortgage servicing rights, net	6,947	-		6,947
Premises and equipment, net (d)	28,600	2,453		31,053
Cash surrender value of life insurance	20,405	2,829		23,234
Real estate and other repossessed assets acquired in settlement of loans, net	457	91		548
Goodwill (e)	12,124	-	5,929	18,053
Core deposit intangible, net (f)	1,599	366	1,016	2,981
Deferred tax asset, net (g)	2,100	-	46	2,146
Other assets	100	305		405
Total assets	$839,967	$108,566	$4,275	$952,808

Deposit accounts:
Noninterest bearing	$142,351	$28,931		$171,282
Interest bearing	478,951	62,761		541,712
Total deposits	621,302	91,692	-	712,994
Accrued expenses and other liabilities	6,082	1,069		7,151
Federal Home Loan Bank advances and other borrowings	95,731	2,000		97,731
Other long-term debt less unamortized debt issuance costs	24,860	-		24,860
Total liabilities	747,975	94,761	-	842,736

Preferred stock	-	-		-
Common stock (h)	57	49	(39)	67
Additional paid-in capital (h)(i)	51,927	9,846	8,224	69,997
Unallocated common stock held by Employee Stock Ownership Plan	(518)	-		(518)
Treasury stock, at cost	(2,826)	-		(2,826)
Retained earnings (i)	45,989	3,908	(3,908)	45,989
Net accumulated other comprehensive (loss) income (j)	(2,637)	2	(2)	(2,637)
Total shareholders' equity	91,992	13,805	4,275	110,072
Total liabilities and shareholders' equity	$839,967	$108,566	$4,275	$952,808

See notes to the unaudited pro forma combined financial information.

Eagle and BMB
Unaudited Pro Forma Combined Condensed Statement of Income

Nine Months Ended September 30, 2018

The following unaudited pro forma combined condensed statement of income combines the consolidated historical statement of income of Eagle and BMB assuming the companies had been combined as of January 1, 2017 on an acquisition accounting basis.

	Eagle Bancorp	Big Muddy	Pro Forma	Pro Forma
	Montana, Inc.	Bancorp, Inc.	Adjustments	Combined
	(Dollars in Thousands, Except Per Share Data)
Interest and dividend income
Interest and fees on loans (b)	$22,435	$4,221	$542	$27,198
Securities available-for-sale	3,046	34		3,080
Federal Home Loan Bank and Federal Reserve Bank dividends	233	4		237
Interest on deposits in banks (k)	40	99		139
Other interest income	4	-		4
Total interest and dividend income	25,758	4,358	542	30,658
Interest expense
Deposits	1,454	191		1,645
Federal Home Loan Bank advances and other borrowings	1,105	-		1,105
Other long-term debt	1,065	-		1,065
Total interest expense	3,624	191	-	3,815
Net interest income	22,134	4,167	542	26,843
Loan loss provision (c)	720	392		1,112
Net interest income after loan loss provision	21,414	3,775	542	25,731
Total noninterest income	9,524	432		9,956
Total noninterest expense (l)	26,620	2,910	141	29,671
Income before income taxes	4,318	1,297	401	6,016
Income tax expense (m)	780	331	80	1,191
Net income	$3,538	$966	$321	$4,825

Basic earnings per share	$0.65	$19.87		$0.75
Diluted earnings per share	$0.65	$19.87		$0.75

Weighted average shares outstanding, basic	5,411,356	48,616	947,526	6,407,498
Weighted average shares outstanding, diluted	5,475,816	48,616	947,526	6,471,958

See notes to the unaudited pro forma combined financial information.

Eagle and BMB
Unaudited Pro Forma Combined Condensed Statement of Income

Year Ended December 31, 2017

The following unaudited pro forma combined condensed statement of income combines the consolidated historical statement of income of Eagle and BMB assuming the companies had been combined as of January 1, 2017 on an acquisition accounting basis.

	Eagle Bancorp	Big Muddy	Pro Forma	Pro Forma
	Montana, Inc.	Bancorp, Inc.	Adjustments	Combined
	(Dollars in Thousands, Except Per Share Data)
Interest and dividend income
Interest and fees on loans (b)	$24,776	$5,490	$720	$30,986
Securities available-for-sale	2,898	129		3,027
Federal Home Loan Bank and Federal Reserve Bank dividends	170	6		176
Trust preferred securities	4	-		4
Interest on deposits in banks (k)	7	145		152
Other interest income	5	-		5
Total interest and dividend income	27,860	5,770	720	34,350
Interest expense
Deposits	1,553	222		1,775
Federal Home Loan Bank advances and other borrowings	1,217	-		1,217
Other long-term debt	1,324	-		1,324
Total interest expense	4,094	222	-	4,316
Net interest income	23,766	5,548	720	30,034
Loan loss provision (c)	1,228	386		1,614
Net interest income after loan loss provision	22,538	5,162	720	28,420
Total noninterest income	14,331	432		14,763
Total noninterest expense (l)	30,638	4,465	213	35,316
Income before income taxes	6,231	1,129	507	7,867
Income tax expense (m)	2,128	340	101	2,569
Net income	$4,103	$789	$406	$5,298

Basic earnings per share	$1.01	$16.22		$1.04
Diluted earnings per share	$0.99	$16.22		$1.03

Weighted average shares outstanding, basic	4,074,231	48,655	947,487	5,070,373
Weighted average shares outstanding, diluted	4,132,590	48,655	947,487	5,128,732

See notes to the unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of September 30, 2018 and the unaudited pro forma combined statements of income for the nine months ended September 30, 2018 and the year ended December 31, 2017 are based on the historical financial statements of Eagle and BMB after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, Eagle and BMB will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2—Preliminary Estimated Acquisition Consideration

Had the BMB merger occurred on September 30, 2018, the preliminary estimated acquisition consideration is as follows:

	(In Thousands, Except Per Share Data)
Cash consideration		$-

Shares to be issued:	996,142
Price per share at September 30, 2018	$18.15

Stock consideration		18,080

Calculated purchase price		$18,080

Note 3—Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the acquired tangible and intangible assets and assumed liabilities of BMB are recognized at the estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to BMB is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until Eagle management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the Eagle common stock in accordance with the merger agreement. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the table above is allocated to BMB’s tangible and intangible assets and liabilities as of September 30, 2018 based on their preliminary estimated fair values as follows.

(In Thousands)
Cash and cash equivalents	$5,275
Investment securities	2,586
Loans	90,242
OREO	91
Bank premises and equipment	2,453
Other assets	4,837
Deferred Tax Asset (Liability)	46
Intangible assets	1,382
Goodwill	5,929
Deposits	(91,692)
Other borrowings	(2,000)
Other liabilities	(1,069)

Total preliminary estimated acquisition consideration	$18,080

The fair value of the amortizable intangible assets acquired is approximately $1.4 million. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4—Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which Eagle, as the acquirer. The descriptions related to these preliminary adjustments are as follows.

Balance Sheet –

(a)	Adjustment of $1.2 million to cash to reflect seller and buyer expenses paid at closing.

(b)

A fair value discount of $2.3 million to reflect the credit risk of the loan portfolio, net of any adjustment to reflect fair values of loans based on current interest rates of similar loans. The adjustment will be substantially recognized over approximately 3.2 years using a straight line amortization method based upon the expected life of the loans.

(c)

Reversal of The State Bank of Townsend’s allowance for loan losses of $0.8 million in accordance with acquisition method of accounting for the merger. No projected increase in loan loss provision is anticipated with the additional loans from The State Bank of Townsend included in the portfolio after the merger close.

(d)

An adjustment to reflect the fair value of bank premises and equipment cannot be estimated at this time. We do anticipate that upon receipt of real estate appraisals and other valuation measures, that there will be an adjustment to record bank premises and equipment at fair value when the merger is completed.

(e)

An adjustment to reflect the preliminary estimated goodwill of $5.9 million as a result of this acquisition. As noted above, goodwill is created when the purchase price consideration exceeds the fair value of the assets acquired.

(f)

Adjustment to record the core deposit intangible associated with the merger of $1.0 million. The fair value of this asset and the related amortization uses an expected life of 10 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax noninterest expense by $213,000 in the first year following consummation.

(g)

Adjusts the deferred tax assets resulting from the acquisition. The estimated increase in deferred tax asset of $46,000 stems primarily from the fair value adjustments and is preliminary and subject to change based on the final determination of the fair value of assets acquired and liabilities assumed.

(h)

Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $.01 par value for the 996,142 shares of Eagle common stock issuable in the merger to the holders of BMB shares, which rounded to $10,000. BMB common stock of $49,000 closes out upon the merger close. The adjustment to additional paid-in capital represents the amount of equity consideration above the par value of Eagle common stock issuable in the merger, the close out of BMB common stock.

(i)	Adjustment to reflect the The State Bank of Townsend retained earnings closing out to additional paid-in capital.

(j)	Reflects an adjustment to eliminate the The State Bank of Townsend accumulated comprehensive income (loss) at the time of the merger closing.

Income Statement – Nine months ended September 30, 2018 and year ended December 31, 2017

(k)

Deposits at other banks are expected to diminish thereby reducing the interest income. The reduced interest income will be offset with reduced interest expense from other borrowings. The amounts are considered immaterial and are not adjusted.

(l)	Represents amortization of core deposit premium. Premium will be amortized over 10 years using the sum-of-years digits method, or $213,000 in the first year.

(m)	Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state tax rate of 20%.